Exhibit 10.29

401(k) Lost Benefit Plan

Executive officers receive additional compensation due to dollar limitations on benefits and contributions under the Internal Revenue Service Code to the Company’s 401(k) plan.  Section 402(g)(3) of the IRS Code limits elective deferrals into the company’s qualified 401(k) plan.  Section 415(c)(1)(A) limits the total annual contribution into the plan.

The Company’s 401(k) plan allows employees to contribute up to 6% of their salary and bonus and the Company will match the contribution dollar for dollar.  However, as indicated, the IRS limits the annual elective deferrals by an employee to a qualified plan.   The Company therefore provides additional compensation to make up for the lost tax benefit and Company match on the difference of 6% of the executive’s salary and bonus over the maximum contribution allowed by the IRS elective deferral limits.  This amount is then grossed up and paid as cash compensation to the executive.

The Company also may provide a profit share contribution to an employee as a percentage (between 0% and 10%) of the employees’ salary.  However, the IRS limits the total annual contribution for an employee into a qualified plan.  The Company therefore provides additional compensation to make up for the lost profit sharing amount which cannot be contributed because the executive has hit the maximum annual contribution amount allowed by the IRS limitations.  This amount is also grossed up and paid as cash to the executive.